Exhibit 99.(2)(h)

UBS PACE SELECT ADVISORS TRUST

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED BY-LAWS

I, Eric Sanders, Vice President and Assistant Secretary of UBS PACE Select Advisors Trust (the “Trust”), hereby certify that, at a duly convened meeting of the Board Trustees (“Board”) of the Trust held on November 10-11, 2009, the Board duly and unanimously approved the following resolutions:

RESOLVED, that the name of the Fund be, and it hereby is, amended to remove “UBS”; and be it further

RESOLVED, that the costs associated with effecting the foregoing resolution, be, and it hereby is, allocated between the Fund and UBS Global AM and its affiliates in the manner discussed at this meeting; and be it further

RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and directed to take such further steps and to prepare, execute and file, as appropriate, such documents as he or she may deem to be necessary or desirable to implement the approvals set forth in the foregoing resolution, effective as of the time selected by such officers.

Accordingly, effective November 22, 2010 and pursuant to Section 1 of Article IX of the Trust’s Amended and Restated By-laws (the “By-laws”), the Trust’s By-laws be, and hereby are, amended to change the Trust’s name from UBS PACE Select Advisors Trust to “PACE® Select Advisors Trust”.

IN WITNESS WHEREOF, I have signed this certificate as of the 17th day of November, 2010.

UBS PACE SELECT ADVISORS TRUST

By:	/s/ Eric Sanders
Name:	Eric Sanders
Title:	Vice President and Assistant Secretary

New York, New York (ss)

Subscribed and sworn to before me

on this 17th day of November, 2010.

/s/ Cathleen Crandall
Notary Public